EXHIBIT 99.1

       TARRANT APPAREL GROUP ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
                  FOURTH QUARTER SALES RISE 35.4% DUE TO STRONG
                        GROWTH IN PRIVATE LABEL BUSINESS
                FULL YEAR DILUTED EARNINGS PER SHARE INCREASES TO
                       $0.03 COMPARED TO FISCAL 2004 LOSS

LOS  ANGELES--(BUSINESS  WIRE)--March 30,  2006--Tarrant  Apparel Group (NASDAQ:
TAGS), a design and sourcing company for private label and private brands casual apparel, today announced financial results for the fourth quarter and year ended December 31, 2005.

FOURTH QUARTER RESULTS

In the fourth quarter of 2005, net sales increased 35.4% to $49.7 million from $36.7 million reported in the same period last year. The increase was due to higher sales in both the Company's Private Brands and Private Label businesses. Private Brands sales increased to $9.6 million compared to $7.4 million in the fourth quarter of 2004. Private Label sales also increased in the quarter, to $40.1 million from $29.3 million reported in the same period last year.

Gross profit for the quarter increased 144.7% to $9.9 million from $4.1 million in the year-ago period. The improvement in gross margin to 20% from 11.1% reflects an increased contribution from the higher-margin Private Brands business, as well as improved margins in the Private Label business. Selling, general, and administrative expenses in the current period were $9.5 million compared to $8.7 million in the fourth quarter last year and reflect the overall increase in sales for the quarter as well as continued investments to build the Private Brands business. As a percentage of sales, selling, general and administrative expenses declined to 19.1% versus 23.7% for the same period last year, as a result of a higher level of sales.

Royalty expense for the current quarter was $1.5 million compared to $187,000 in the same quarter last year. The increase is due to the write off of $1.2 million prepaid minimum royalty relating to the House of Dereon by Tina Knowles brand, which prepaid royalty was expensed in its entirety upon termination of our license to this brand in March, 2006.

The net loss for the fourth quarter of 2005 was $1.5 million, or $(0.05) per share, compared to a net loss of $29.1 million, or $(1.01) per share, in the same quarter of last year. The results for the fourth quarter of fiscal 2005 include the write off of prepaid minimum royalty of $1.2 million. The results for the fourth quarter of fiscal 2004 include a charge of $22.8 million of cumulative translation loss attributable to liquidated Mexico operations.

The Company previously announced changes in its Private Brands relationships, noting the discontinuation of the Gear 7 line at Kmart, and the decision by Charming Shoppes not to proceed with the JS by Jessica Simpson brand. These developments adversely impacted fourth quarter results. In March 2006, the Company reached an agreement with the master license holder of House of Dereon by Tina Knowles to terminate the license for this brand. Additionally, the master license holder for the Company's Jessica Simpson brands has alleged that the Company has no further rights to these brands, a claim which the Company rejects. Accordingly, the Company will have no further sales of House of Dereon apparel, and after the first quarter, will have no further sales of Jessica Simpson apparel unless and until the Company resolves its dispute with the licensor.

"2005 results signal a significant turnaround for the Company," said Barry Aved, President and CEO of Tarrant Apparel Group. "The Company experienced solid growth in both our Private Label and Private Brands businesses. Even with reversals encountered in some of our Private Brands, sales of American Rag and Alain Weiz brands were strong. In the fourth quarter, sales contribution from Gear 7 and Jessica Simpson related brands combined were less than $1 million. Most importantly, we saw strong sales growth and margin improvement in our Private Label business, as a result of increased sales to leading retailers such as Wal-Mart, Sears, Chico's, Mothers Work, and continued strength with our other existing customers," Mr. Aved said.

The Company also announced that effective March 31, 2006, Mr. Aved will resign his position as CEO in order to focus on growing and extending the American Rag Cie brand with Macy's. He will be replaced on an interim basis by Gerard Guez, Chairman of the Board of Tarrant. In connection with the transition, Mr. Aved will relocate to New York.

FULL-YEAR RESULTS

Net sales for fiscal 2005 increased 38.1% to $214.6 million compared to $155.5 million in the same period last year. Net income for fiscal 2005 was $1.0 million, or $0.03 per diluted share, compared to a net loss of $104.7 million, or $(3.64) per share for fiscal 2004. The net income for fiscal 2005 included the write off of prepaid minimum royalty of $1.2 million. The net loss for fiscal 2004 included a $100.8 million charge related to the impairment of certain of the Company's Mexico assets and cumulative currency translation loss. The increase in net sales was primarily due to increased sales of Private Brands, which was $55.0 million in 2005 compared to $21.7 million in 2004. Private Label sales in 2005 were $159.6 million compared to $133.8 million in 2004.

Management will host a conference call and audio webcast at 4 p.m. Eastern Time that day. The conference call may be accessed by dialing (877) 770-6099
(Domestic), or (706) 679-6116 (International). A replay will be available through April 30, 2006 by dialing (800) 642-1687 (Domestic) or (706) 645-9291
(International). The required pass code for the conference call and replay are 7032245.


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


A live broadcast of the conference call can also be accessed via the Internet at http://www.tags.com. The archive of the webcast will be available for 30 days following the conclusion of the teleconference.

FORWARD LOOKING STATEMENT

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements about the future of the company's Jessica Simpson brands, and potential growth and opportunities for investment in the Company's private label business. Factors which could cause actual results to differ materially from these forward-looking statements include, among other things, the merits of the claims made by the licensor of the Jessica Simpson brands, and competitive factors affecting the Company's private label business. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The
Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


                              TARRANT APPAREL GROUP
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (Unaudited)


                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                     2005         2004
                                                                  ---------    ---------
ASSETS
Current assets:
     Cash and cash equivalents ................................   $   1,642    $   1,215
     Accounts receivable, net .................................      54,598       37,759
     Due from related parties .................................       3,101       10,652
     Inventory ................................................      31,629       19,144
     Current portions of notes receivable from related
        parties ...............................................       5,139        5,324
     Prepaid expenses and other receivables ...................       1,292        1,252
     Prepaid royalties ........................................       1,124        2,258
     Income tax receivable ....................................          26          145
                                                                  ---------    ---------

     Total current assets .....................................      98,551       77,749
                                                                  ---------    ---------

Property and equipment, net ...................................       1,703        1,875
Notes receivable ..............................................      36,268       40,107
Due from related parties ......................................       2,995         --
Equity method investment ......................................       2,139        1,880
Deferred financing costs, net .................................         839        1,203
Other assets ..................................................         164          414
Goodwill, net .................................................       8,583        8,583
                                                                  ---------    ---------

     Total assets .............................................   $ 151,242    $ 131,811
                                                                  =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short term bank borrowings ...............................   $  13,833    $  17,951
     Accounts payable .........................................      33,279       24,395
     Accrued expenses .........................................       9,504       11,243
     Income taxes .............................................      16,829       16,826
     Current portion of long-term debt ........................      36,110       19,629
                                                                  ---------    ---------

     Total current liabilities ................................     109,555       90,044
                                                                  ---------    ---------

Long-term obligations .........................................         240        2,545
Convertible debentures, net ...................................       5,965        8,330
Long term deferred tax liabilities ............................          47          214

Minority interest .............................................          75         --

Commitments and contingencies

Shareholders' equity:
     Preferred stock, 2,000,000 shares authorized;  no shares
        issued and outstanding ................................        --           --
     Warrants to purchase common stock ........................       2,847        2,847
     Common stock, no par value, 100,000,000 shares authorized:
        30,553,763 shares (2005) and 28,814,763 shares (2004)
        issued and outstanding ................................     114,978      111,515
     Contributed capital ......................................      10,004        9,965
     Retained earnings ........................................     (90,190)     (91,183)
     Notes receivable from officer/shareholder ................      (2,279)      (2,466)
                                                                  ---------    ---------
Shareholders' equity                                                 35,360       30,678

     Total liabilities and shareholders' equity ...............   $ 151,242    $ 131,811
                                                                  =========    =========


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


                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATION
                        (in thousands, except share data)


                                                      THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                         DECEMBER 31,                     DECEMBER 31,
                                                  ----------------------------    ----------------------------
                                                      2005            2004            2005            2004
                                                  ------------    ------------    ------------    ------------
                                                   (Unaudited)    (Unaudited)     (Unaudited)     (Unaudited)
Net sales .....................................   $     49,714    $     36,706    $    214,648    $    155,453
Cost of sales .................................         39,778          32,646         169,767         134,493
                                                  ------------    ------------    ------------    ------------

Gross profit ..................................          9,936           4,060          44,881          20,960
Selling and distribution expenses .............          2,914           2,181          10,726           9,291
General and administrative expenses ...........          6,595           6,519          26,865          32,084
Royalty expenses ..............................          1,483             187           3,664             604
Inpairment of assets ..........................         77,982
Cumulative translation loss attributable to
   liquidated Mexico operations ...............           --            22,786            --            22,786
                                                  ------------    ------------    ------------    ------------

Income (loss) from operations .................         (1,056)        (27,613)          3,626        (121,787)
Interest expense ..............................         (1,224)           (663)         (4,625)         (2,857)
Interest income ...............................            506              96           2,081             378
Other income (expense .........................            160             236             913           6,606
Minority interest income (expense .............             88             135             (75)         15,331
                                                  ------------    ------------    ------------    ------------

Income (loss) before provision for income taxes         (1,526)        (27,809)          1,920        (102,329)
Provision (benefit) for income taxes ..........            (52)          1,308             927           2,348
                                                  ------------    ------------    ------------    ------------

Net income (loss ..............................   $     (1,474)   $    (29,117)   $        993    $   (104,677)
                                                  ============    ============    ============    ============

Net income (loss) per share:
     Basic ....................................   $      (0.05)   $      (1.01)   $       0.03    $      (3.64)
                                                  ============    ============    ============    ============

     Diluted ..................................   $      (0.05)   $      (1.01)   $       0.03    $      (3.64)
                                                  ============    ============    ============    ============


Weighted average common and common equivalent
shares:
     Basic ....................................     30,553,763      28,814,763      29,728,997      28,732,796
                                                  ============    ============    ============    ============

     Diluted ..................................     30,553,763      28,814,763      29,734,291      28,732,796
                                                  ============    ============    ============    ============


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